Exhibit 99.1

Dendreon Announces Strategic Restructuring to Accelerate Path to Profitability and Future Growth

Projected Annual Cost Savings of Approximately $150 Million

Company Expects to be Cash-Flow Positive at

Approximately $100 Million in Quarterly Net Product Revenue

SEATTLE, July 30, 2012 — Dendreon Corporation (Nasdaq: DNDN) today announced a strategic restructuring plan designed to accelerate the Company’s path to profitability and future growth. The plan includes re-configuring Dendreon’s manufacturing model with the closure of its Morris Plains, NJ manufacturing facility, restructuring administrative functions and strengthening the Company’s commercial functions.

As a result of the restructuring, the Company expects to reduce costs by approximately $150 million annually, including a reduction in headcount of more than 600 full-time and contractor positions over the next 12 months. Full implementation of the restructuring is expected to take 12 months. Once implemented, the Company believes it will be positioned to be cash flow positive when net product revenue reaches approximately $100 million in a quarter. With this restructuring, Dendreon expects to reduce its cost of goods sold (COGS) to less than 50 percent of net product revenue following the closure of the Morris Plains, NJ facility, down from 77 percent for the quarter ended June 30, 2012. Dendreon expects it may be able to continue to reduce COGS through ongoing operational efficiencies, automation, systems improvements and increased sales over time. The Company will begin to implement the restructuring immediately and expects net benefits associated with these restructuring initiatives to begin to appear in its financial results as early as the first half of 2013.

“This restructuring sets a new course forward for Dendreon, accelerating our path to profitability and future growth,” said John H. Johnson, Dendreon chief executive officer, president and chairman. “Since we first launched PROVENGE, we have continued to look for ways to improve the methods of producing and distributing the first autologous cellular immunotherapy for cancer more efficiently. With efficiency gains in plant utilization, we can now reconfigure our manufacturing network to lower costs across our organization, while continuing to deliver the same quality product and high levels of service our customers expect from us. With the planned improvement in operations, we believe the new network will have similar capacity as that of our three plants currently, and anticipate that it allows the Company to meet expected future demand and growth. In addition, we will continue to capitalize on opportunities to become more efficient and reduce our administrative expenses.

“We remain committed to our current level of investment in the commercialization of PROVENGE and generating PROVENGE clinical data. We remain confident in the long-term opportunities for PROVENGE, and believe these actions will better position Dendreon to create value for our shareholders and patients alike,” concluded Mr. Johnson.

The plan is designed to optimize resources and accelerate profitability through a three-pronged approach:

•

Restructure Technical Operations. Dendreon will reconfigure its network to operate at a significantly lower cost, while continuing to meet customer demand and expectations for future growth, without any disruptions in service. With efficiency gains in plant utilization recognized over the past six months, Dendreon has determined that the manufacturing of PROVENGE can be handled through the Company’s existing manufacturing facilities located in Union City, GA and Seal Beach, CA. As a result, the Company will close its Morris Plains, NJ facility, which is expected to occur in the fourth quarter of 2012. Dendreon expects to have the ability to manufacture approximately $1 billion of product from the Union City and Seal Beach facilities. Over time, with the implementation of automation, Dendreon believes that its manufacturing capacity could at least double.

•

Restructure Administrative Functions. Dendreon will restructure its other administrative functions to align its support costs with the biotechnology industry norm. The Company expects to reduce these costs by more than 35 percent over the next 12 months.

•

Strengthen Commercial Operations. Dendreon will continue to strengthen its commercial operations and refocus its investment to support sales growth, improve execution of its sales force and reorganize its market access team for better on-the-ground support at each touch point from sale to physician administration. The Company has already begun to reorganize and has attracted a top quality sales leadership team. The Company is also adopting a unique customer service model with enhanced technology to serve customers more efficiently.

“With a more robust commercial organization, we can further establish PROVENGE as the foundation of treatment for men with advanced prostate cancer,” said Joe DePinto, executive vice president of global commercial operations. “We remain committed to providing our physician customers with the quality products and high levels of service that they have come to expect from us. We are excited about the opportunity for PROVENGE in all of our key market segments, and are confident that the enhancements we are making in our commercial operations will drive sales growth as we continue to serve our customers and their patients.”

Second Quarter 2012 Earnings

Separately today, Dendreon released its earnings results for the second quarter ended June 30, 2012. The Company’s earnings release can be found under the investor relations section of the Company’s website at http://www.dendreon.com.

Dendreon will host a conference call this afternoon at 4:30 p.m. ET to discuss this announcement and its second quarter 2012 earnings results. Access to the discussion may be obtained as follows: Dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); conference pass code: 10564494. A webcast can be accessed at www.dendreon.com (homepage and investor relations section).

PROVENGE® Indication and Important Safety Information

PROVENGE® is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, and Dendreon’s ability to achieve improved performance as a result of the restructuring, developments affecting Dendreon’s business and prospects and potential revenue and earnings from product sales, and progress generally on commercialization efforts for PROVENGE. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Dendreon Corporation

Nicole Soley

Investor Relations

206-455-2220

IR@dendreon.com

Media Relations

April Falcone

206-455-2465